EXHIBIT 21.1


     SUBSIDIARIES OF AMBASSADORS INTERNATIONAL, INC.

     1.   Ambassador Education Group, Inc., a Delaware corporation

     2.   Ambassador Programs, Inc., a Delaware corporation

     3.   Ambassador Performance Group, Inc., a Delaware corporation

     4.   The Helin Organization, a California corporation